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                                                                     Exhibit 8.1

                                                       VINSON & ELKINS L.L.P.
                                                       3700 TRAMMELL CROW CENTER
                                                       2001 ROSS AVENUE
                                                       DALLAS, TEXAS 75201-2975
                                                       TELEPHONE (214) 220-7700
                                                       FAX (214) 220-7716
                                                       www.velaw.com


(VINSON & ELKINS LOGO)




                                  March 4, 2004

Mewbourne Development Corporation
3901 South Broadway
Tyler, Texas 75701

         Re:      MEWBOURNE ENERGY 04-05 DRILLING PROGRAMS

Gentlemen:

         You have requested our opinion with respect to certain of the anticipated United States federal income tax consequences of the organization and operation of (i) Mewbourne Energy Partners 04-A, L.P. and Mewbourne Energy Partners 05-A, L.P. (individually a "Partnership" and collectively the "Partnerships") formed or to be formed pursuant to the form of limited partnership agreement (the "Partnership Agreement") included as Exhibit A to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Prospectus") and (ii) the drilling programs related to each Partnership (individually a "Program" and collectively the "Programs") to be formed pursuant to the form of drilling program agreement (the "Drilling Program Agreement") included as Exhibit B to the Prospectus. Capitalized terms used in this opinion but not otherwise defined herein shall have the meaning ascribed to them in the Partnership Agreement.

         Our opinion is based and conditioned upon the initial and continuing accuracy of (i) the facts and the factual matters stated and assumed as set forth in the Prospectus (including the form of Partnership Agreement, Drilling Program Agreement and other documents appended to the Prospectus) and (ii) the representations with respect to the organization and operation of the Partnerships and the Programs contained in the Prospectus, including without limitation those set forth as having been made by you under the caption "Tax Aspects."

         Based upon our analysis of the form Partnership Agreement, the form Drilling Program Agreement and the other documents appended to the Prospectus, the facts and factual matters stated and assumed as set forth in the Prospectus, the representations set forth in the Prospectus, and subject to the qualifications set forth herein, we are of the opinion that, as to any Partnership or Program formed pursuant to the form Partnership Agreement or the form Drilling Program Agreement, respectively, and provided that no changes in Current Law (as defined below) have occurred:

         A. At formation, each of the Partnerships and Programs will be classified as a partnership for federal income tax purposes.



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March 4, 2004


         B. The Partnerships will not be classified as associations taxable as corporations pursuant to the "publicly traded partnership" rules of Section 7704 of the Code.

         C. Except as noted below, the allocation of income, gains, losses and deductions between the General and Limited Partners and the Managing Partner under each Partnership Agreement and between a Partnership and Mewbourne Development Corporation under each Drilling Program Agreement will be respected for federal income purposes.

         D. The passive activity loss limitations of Section 469 of the Code will not apply to General Partners in a Partnership (prior to any conversion of a General Partner Interest in that Partnership to a Limited Partner Interest) to the extent that the Partnership drills or operates wells pursuant to working interests.

         E. The Partnerships will not be treated as "publicly traded partnerships" for purposes of the application of the passive activity loss limitations of Section 469 of the Code.

         F. The conversion of a General Partner Interest to a Limited Partner Interest will be non-taxable provided, however, that any reduction in a Partner's share of Partnership debt resulting from such conversion will be treated as a cash distribution to such Partner and will cause gain to be recognized to the extent such cash distribution exceeds the adjusted tax basis of such Partner's interest.

         G. The allocation provisions of each Partnership Agreement and each Program Agreement should be in compliance with Section 704(c) of the Code with respect to property contributed to a drilling program by the Managing Partner.

         The foregoing opinion, as well as the other conclusions set forth below with respect to the tax aspects of an investment in a Partnership (and, indirectly, a Program) are based upon the Code, regulations promulgated or proposed thereunder, and the interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, as of the present date ("Current Law"). All of the above are subject to change with either prospective or retroactive effect, and our opinion and advice may be adversely affected or rendered obsolete -- perhaps before the formation of one or more Partnerships or Programs -- by any such change.

         Due to the inherently factual nature of certain issues, the absence of knowledge concerning future facts with respect to such issues, or the inadequacy of controlling authority, we are unable to render any opinion with respect to the following specific federal income tax issues: (a) the validity of any special allocation of an item that is dependent on a Partner's basis in an oil or gas property; (b) the amount, if any, of the Organization and Offering Expenses that will be deductible or amortizable; (c) the amount, if any, of the Management Fee and the initial



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Mewbourne Development Corporation
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March 4, 2004


Administrative Costs that will be deductible or amortizable; (d) the deductibility in a given year of any intangible drilling and development costs incurred in a year prior to the drilling of the wells to which such costs relate; (e) the availability or extent of percentage depletion deductions to the Partners; and (f) the deductibility of any interest expense by a Partner.

         Although we are unable to render an opinion with respect to the issues described in the preceding paragraph, we have reviewed the discussion of the federal income tax consequences set forth in the Prospectus under the headings "Risk Factors -- Tax Risks" and "Tax Aspects," and to the extent such discussion involves matters of law, we are of the opinion that such discussion is accurate in all material respects under the Code, the Treasury Regulations promulgated thereunder, and existing interpretations thereof, all as of the date hereof, and addresses fairly the principal aspects of each material federal income tax issue relating to an investment in Interests by an "eligible citizen" (as defined in the Prospectus) of the United States.

         In light of the various opinions and assumptions described above, but subject to the qualifications and limitations placed thereon, we are of the opinion that, under Current Law, the material federal income tax benefits of an investment in Interests, in the aggregate, more likely than not will be realized in substantial part by an investor Partner who acquires his interest for profit, provided that an investor Partner who acquires Limited Partner Interests either is not subject to the passive activity loss limitations of Section 469 of the Code or has sufficient passive income against which he can deduct his share of any Partnership deductions and losses. For a discussion of the timing of the realization of such tax benefits, see the discussion in the Prospectus under "Tax Aspects -- Special Features of Oil and Gas Taxation -- Basis and At Risk Limitations."

         The conclusions set forth above are conditioned on our understanding that there are no agreements, arrangements, undertakings or the like other than those expressly reflected in the Partnership Agreement, the Drilling Program Agreement and the other documents appended to the Prospectus.

         We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Vinson & Elkins L.L.P. under the headings "Certain Federal Income Tax Consequences" and "Legal Opinions" in the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                    Very truly yours,


                                                    /s/  Vinson & Elkins L.L.P.